                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-95675

                     SUPPLEMENT NO. 1 DATED MAY 3, 2000 TO
         PROSPECTUS DATED FEBRUARY 7, 2000 RELATING TO 3,694,893 SHARES

    On March 1, 2000, Whittman-Hart, Inc. completed the proposed merger with USWeb Corporation which was accounted for using the purchase method of accounting. On March 23, 2000, the combined company changed its name to marchFIRST, Inc. Accordingly, all references in the prospectus to the merger as being proposed or uncompleted should be revised to give effect to its completion. Additionally, except with respect to financial information prior to March 1, 2000 or where the context otherwise requires, all references to Whittman-Hart should be revised to refer to marchFIRST.

PROSPECTUS

                                3,694,893 SHARES

                              WHITTMAN-HART, INC.

                                  COMMON STOCK

    The selling stockholder described in this prospectus may offer and sell from time to time an aggregate of up to 3,694,893 shares of our common stock. The selling stockholder may sell the stock on terms to be determined at the time of sale. We will not receive any proceeds from this offering.

                            ------------------------

    Our common stock is quoted on the Nasdaq National Market under the symbol "WHIT." On January 27, 2000, the closing sale price of our common stock on the Nasdaq National Market was $39.56 per share. Our address is 311 South Wacker Drive, Suite 3500, Chicago, Illinois 60606, and our telephone number is (312) 922-9200.

    On December 12, 1999, we entered into a merger agreement with USWeb/CKS. Under the agreement, a subsidiary of ours will merge with and into USWeb/CKS, with USWeb/CKS continuing as the surviving corporation. If we complete the merger, USWeb/CKS stockholders will receive 0.865 of a share of our common stock for each share of USWeb/CKS common stock they own. We cannot complete the merger unless the stockholders of USWeb/CKS approve the merger proposal, our stockholders approve the issuance of shares in the merger, the increase in the number of our shares authorized and a number of other conditions are satisfied or waived.

    SEE "RISK FACTORS" ON PAGE 1 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR COMMON STOCK.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                       PROSPECTUS DATED FEBRUARY 7, 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
RISK FACTORS................................................      1
UNCERTAINTIES RELATING TO FORWARD-LOOKING STATEMENTS........      8
WHITTMAN-HART...............................................      9
THE USWEB/CKS MERGER........................................     10
USE OF PROCEEDS.............................................     11
THE SELLING STOCKHOLDER.....................................     11
PLAN OF DISTRIBUTION........................................     12
ABOUT THIS PROSPECTUS.......................................     13
WHERE YOU CAN FIND MORE INFORMATION.........................     13
LEGAL MATTERS...............................................     14
EXPERTS.....................................................     14

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW, AND ALL THE OTHER INFORMATION CONTAINED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS, BEFORE YOU DECIDE WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK. WE HAVE SEPARATED THE RISKS INTO TWO GROUPS: RISKS RELATING TO OUR PROPOSED MERGER WITH USWEB CORPORATION AND RISKS RELATING TO WHITTMAN-HART AND, ASSUMING THAT THE MERGER IS COMPLETED, THE COMBINED COMPANY WHICH WOULD RESULT FROM THE MERGER.

                          RISKS RELATING TO THE MERGER

INTEGRATING WHITTMAN-HART AND USWEB/CKS MAY BE DIFFICULT

    After the merger, the combined company will need to efficiently and promptly integrate the two companies' operations to achieve the anticipated benefits of the merger. Failure to successfully integrate our businesses could have a negative effect on the combined company and prevent us from achieving the anticipated benefits of the merger.

    Certain key elements of our businesses need to be integrated, including:

    - management and other professional personnel;

    - technical and creative service offerings;

    - sales and marketing efforts; and

    - financial, accounting and other operational controls, procedures, information systems and policies.

    The integration process will be further complicated by the need to integrate widely dispersed operations, multiple executive offices and different corporate cultures. This integration may not be accomplished in an efficient or effective manner, if at all. The integration process will require the dedication of management and other personnel, which may distract their attention from the conduct of day-to-day business activities. The integration of Whittman-Hart and USWeb/CKS will be made more difficult by the large number of other businesses recently acquired by the two companies and the continuing challenges of integrating some of these businesses. Finally, neither of us has attempted an acquisition with the scope or magnitude of the planned merger. Expenses associated with ongoing integration of the companies are likely to have a negative effect on operating results of the combined entity at least through December 31, 2000.

IF THE MERGER IS NOT COMPLETED, OUR STOCK PRICE COULD DECLINE

    The obligations of Whittman-Hart and USWeb/CKS to complete the merger are subject to the satisfaction or waiver of certain conditions, including:

    - the continued effectiveness of the registration statement on Form S-4 we filed with the SEC on January 13, 2000, and any amendment to that registration statement;

    - the approval by USWeb/CKS stockholders of the merger and the merger agreement;

    - the approval by our stockholders of the issuance of shares of our common stock to USWeb/CKS stockholders in connection with the merger;

    - the absence of any injunction or order preventing the completion of the merger;

    - the expiration or termination of any waiting period under U.S. or foreign antitrust laws; and

    - the receipt by each party of an opinion of tax counsel that the merger will qualify as a tax-free reorganization.

The obligation of USWeb/CKS to complete the merger is also subject to the satisfaction by us or the waiver by USWeb/CKS of the following conditions:

    - the representations and warranties we made in the merger agreement must be true and correct in all material respects;

    - we must have performed in all material respects all obligations we are required to perform under the merger agreement at or before the closing of the merger; and

    - there shall not have been any event or development which has resulted or could reasonably be likely to result in a material adverse effect on us.

Our obligation to complete the merger is also subject to the satisfaction by USWeb/CKS or the waiver by us of the following conditions:

    - the representations and warranties USWeb/CKS made in the merger agreement must be true and correct in all material respects;

    - USWeb/CKS must have performed in all material respects all obligations it is required to perform under the merger agreement at or before the closing of the merger; and

    - there shall not have been any event or development which has resulted or could reasonably be likely to result in a material adverse effect on USWeb/CKS.

These conditions might not be satisfied or waived and the merger might not be completed. Noncompletion of the merger would likely have a negative effect on our stock trading price.

WE COULD LOSE CLIENTS AS A RESULT OF UNCERTAINTY REGARDING THE MERGER

    Uncertainty regarding the merger and the ability of Whittman-Hart and USWeb/CKS to effectively integrate their operations without significant reduction in quality of service could lead some customers to select other vendors. The loss of business from significant clients could have a negative effect on the combined company's business.

            RISKS RELATING TO WHITTMAN-HART AND THE COMBINED COMPANY

WE MUST RETAIN KEY PERSONNEL AND THEY MUST WORK TOGETHER EFFECTIVELY

    The success of the combined company will depend upon the retention of senior executives and other key employees who are critical to the continued advancement, development and support of our services, ongoing sales and marketing efforts. The loss of the services of any key personnel or of any significant group of employees could negatively affect the combined company's business and prospects. As often occurs with mergers of technology/services companies, during the pre-merger and integration phases competitors may intensify their efforts to recruit key employees. Employee uncertainty regarding the effects of the merger could also cause increased turnover. The recent decline in stock prices of both Whittman-Hart and USWeb/CKS may have the effect of decreasing the incentive value of stock options or other equity held by employees and thereby increase the risk of employee turnover. The combined company may not be able to retain key creative, technical, sales or marketing personnel before or after the merger. The combined company's success largely depends on the ability of its executive officers and other members of senior management to operate effectively in their roles in the newly combined company. If the combined company's management does not succeed in their roles or the combined company is not able to efficiently allocate management responsibilities and cause its officers and senior managers to operate effectively as a group, its business could be negatively affected.

WE MUST BUILD RECOGNITION AND CUSTOMER ACCEPTANCE OF NEW BRANDS

    Whittman-Hart and USWeb/CKS have each invested significant efforts in building brand recognition and customer acceptance of their brand names. Whittman-Hart believes that transferring market acceptance for the Whittman-Hart and USWeb/CKS brands to the combined company brands will be an important aspect of the combined company's efforts to retain and attract clients. Promoting and maintaining the combined company brands will depend largely on the success of the combined company's marketing efforts and the ability of the combined company to provide high quality, reliable and cost-effective services. These efforts will require significant expenses, which will affect the combined company's results of operations. In addition, although Whittman-Hart intends to centralize the combined company's marketing efforts, a significant part of its client services will continue to be provided through individual consulting offices. Client dissatisfaction with the performance of a single office could diminish the value of the combined company brands.

OUR QUARTERLY RESULTS MAY FLUCTUATE, WHICH MAY LEAD TO REDUCED PRICES FOR OUR
  STOCK

    Whittman-Hart's operating results have fluctuated in the past and the combined company's operating results are likely to fluctuate in the future as a result of a variety of factors, many of which will be outside of the combined company's control. Some of these factors include:

    - timing of the completion, material reduction or cancellation of major projects or the loss of a major client;

    - the amount and timing of the receipt of new business;

    - timing of hiring or loss of personnel;

    - the cost and timing of the opening or closing of an office;

    - the amount and the relative mix of high-margin creative or strategy consulting projects as compared to lower margin projects;

    - capital expenditures and other costs relating to the expansion of operations;

    - the level of demand for Intranet, Extranet and Web site development;

    - the productivity of consultants;

    - the ability to maintain adequate staffing to service clients effectively;

    - the cost of advertising and related media;

    - the amount and timing of expenditures by clients for professional services;

    - the introduction of new products or services by competitors;

    - pricing changes in the industry;

    - the relative mix of lower cost full-time employees versus higher cost independent contractors;

    - technical difficulties with respect to the use of the Internet;

    - economic conditions specific to Internet technology usage;

    - government regulation and legal developments regarding the use of the Internet; and

    - general economic conditions.

    The combined company may also experience seasonality in its business, resulting in diminished revenues as a consequence of decreased demand for professional services during summer and year-end vacation and holiday periods. Due to all of these factors, the combined company's operating results in any given quarter may fall below the expectations of securities analysts and investors. In such event, the trading price of the combined company's common stock would likely be significantly and negatively affected and litigation may ensue.

    Whittman-Hart's and USWeb/CKS's historical financial data is of limited value in planning future operating expenses. Accordingly, the combined company's expense levels will be based in part on its expectations concerning future revenues and will be fixed to a large extent. The combined company will be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenues. Accordingly, a significant shortfall in demand for services could have an immediate and significant negative effect on the combined company's business and results of operations.

OUR STOCK PRICES ARE VOLATILE AND THE COMBINED COMPANY'S STOCK COULD DECLINE IN
  VALUE

    The stock market, which has recently been at or near historic highs, has experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many technology companies and that often have been unrelated to the operating performance of those companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which would have a negative effect on the combined company's business, financial condition and results of operations.

THE MERGER WILL DILUTE YOUR PERCENTAGE OWNERSHIP

    The merger will dilute the percentage ownership held by our stockholders in the combined company when compared to their ownership prior to the merger. Based upon the estimated capitalization of Whittman-Hart and USWeb/CKS as of January 25, 2000, approximately 81,482,000 shares of common stock will be issued in the merger, and the Whittman-Hart stockholders will hold approximately 43% of the outstanding shares of the combined company's common stock after giving effect to such issuance. Each of Whittman-Hart and USWeb/CKS have outstanding a large number of options to purchase common stock of their company, many of which have exercise prices significantly below the market price of each company's respective common stock as of the date of this prospectus. When the merger is completed, the USWeb/CKS options will be converted into options to purchase shares of common stock in the combined company. To the extent these options are exercised, there will be further dilution. Pursuant to its prior acquisition agreements, USWeb/CKS may be required to issue substantial additional "earn out" stock to the former stockholders of acquired companies as well as stock options and stock bonuses to the employees of the acquired companies who have remained employees of USWeb/CKS. These obligations will continue following the merger.

TO SUCCEED, WE MUST RECRUIT AND RETAIN SKILLED PROFESSIONALS, WHO ARE IN SHORT
  SUPPLY

    The combined company's business of delivering Internet professional services is labor intensive. Accordingly, its success depends in large part on its ability to identify, hire, train and retain consulting professionals who can provide the Internet strategy, technology, and marketing and creative skills required by clients. The inability to attract and retain the necessary technical, marketing and managerial personnel would have a negative effect on the combined company's business. There is currently a shortage of such personnel, and this shortage is likely to continue for the foreseeable future. The combined company will encounter intense competition for qualified personnel from other companies, and may not be able to identify, hire, train or retain other highly qualified technical, marketing and managerial personnel in the future.

OUR SUCCESS DEPENDS ON OUR ABILITY TO MANAGE GROWTH

    Whittman-Hart has experienced recent rapid growth and is subject to the risks inherent in the expansion and growth of a business enterprise. This significant growth, if sustained, will continue to place a substantial strain on its operational and administrative resources and to increase the level of responsibility for its existing and new management personnel. To manage its growth effectively, Whittman-Hart will need to further develop its operating, MIS, accounting and financial systems and to expand, train and manage its employee base. The management skills and systems currently in place may not be adequate if the combined company continues to grow.

OUR INTERNATIONAL OPERATIONS ARE DIFFICULT TO MANAGE

    Upon completion of the merger, the combined company will have 27 offices outside the United States. If revenues from international consulting offices are not adequate to offset the expenses of establishing and maintaining international operations and of localizing the combined company's marketing programs, the combined company's business and results of operations could be negatively affected. In addition to the uncertainty as to the combined company's ability to generate revenues from foreign operations and expand its international presence, there are certain risks inherent in doing business on an international level, including any of the following factors which could negatively affect the combined company's international operations:

    - unexpected changes in regulatory requirements, export and import restrictions, tariffs and other trade barriers;

    - difficulties in staffing and managing foreign operations;

    - potentially adverse differences in business customs, practices and norms;

    - longer payment cycles;

    - problems in collecting accounts receivable;

    - political instability;

    - fluctuations in currency exchange rates;

    - software piracy;

    - seasonal reductions in business activity; and

    - potentially adverse tax consequences.

THE MARKET IN WHICH WE COMPETE IS HIGHLY COMPETITIVE AND HAS LOW BARRIERS TO
  ENTRY

    The market for Internet professional services is relatively new, intensely competitive, rapidly evolving and subject to rapid technological change. The combined company expects competition to intensify and increase in the future. The combined company's competitors can be divided into several groups:

    - large information technology consulting service providers such as Andersen Consulting, Cambridge Technology Partners and Electronic Data Systems Corporation;

    - the consulting divisions of computer hardware vendors such as International Business Machines Corporation, Compaq Computer Corp. and Hewlett-Packard Company;

    - Internet integrators and Web presence providers such as Agency.com, iXL Enterprises, Inc., Organic Online, Inc., Proxicom Inc., Sapient Corporation, Scient Corporation, and Viant Corporation; and

    - advertising and media agencies such as Ogilvy & Mather, Young & Rubicam, and Foote, Cone & Belding.

    Many of the combined company's current and potential competitors have longer operating histories, larger installed customer bases, longer relationships with clients and significantly greater financial, technical, marketing and public relations resources than the combined company and could decide at any time to increase their resource commitments to the combined company's target markets. In addition, the market for Intranet, Extranet and Web site development is relatively new and subject to continuing definition, and, as a result, may better position the combined company's competitors to compete in this market as it matures. As a strategic response to changes in the competitive environment, the combined company may from time to time make pricing, service, technology or marketing decisions or business or technology acquisitions that could have a negative effect on the combined company's business and results of operations.

    In addition, the combined company's ability to maintain its existing client relationships and generate new clients will depend to a significant degree on the quality of its services and its reputation among its clients and potential clients, as compared with its competitors. To the extent the combined company loses clients to its competitors because of dissatisfaction with the combined company's services or its reputation is negatively affected for any other reason, the combined company's business could be negatively affected.

    There are relatively low barriers to entry into the combined company's business. Because professional services firms such as Whittman-Hart rely on the skill of their personnel and the quality of their client service, we have no patented technology that would preclude or inhibit competitors from entering their markets. The combined company is likely to face additional competition from new entrants into the market in the future. Existing or future competitors may develop or offer services that provide significant performance, price, creative or other advantages over those offered by the combined company, which could have a negative effect on the combined company's business and prospects.

WE RELY ON STRATEGIC RELATIONSHIPS THAT COULD BE TERMINATED EASILY

    The combined company will have a number of strategic relationships with leading hardware and software companies, including 3Com Corporation, J.D. Edwards & Company, Microsoft Corporation, Novell, Inc., and Siebel Systems, Inc. The loss of any one of these strategic relationships would deprive the combined company of the opportunity to gain early access to leading-edge technology, cooperatively market products with the vendor, cross-sell additional services and gain enhanced access to vendor training and support. Maintenance of the combined company's strategic relationships is based primarily on an ongoing mutual business opportunity and a good overall working relationship. The legal contracts associated with these relationships would not be sufficient to force the strategic relationship to continue effectively if the strategic partner wanted to terminate the relationship. In the event that any strategic relationship is terminated, the combined company's business may be negatively affected.

INTERNET ECONOMY AND THE MARKET FOR E-COMMERCE SOLUTIONS IS STILL DEVELOPING

    We expect the combined company to derive a substantial portion of its revenues from services that depend upon the adoption of Internet solutions and the continued development of the World Wide Web, the Internet and e-commerce. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and volume of traffic. The Internet infrastructure may not continue to be able to support the demands placed on it by this continued growth. In addition, critical issues concerning the use of Internet and e-commerce solutions, including security, reliability, cost, ease of deployment and administration and quality of service, remain unresolved and may affect the acceptance of these technologies to operate a business, expand product marketing, improve corporate communications and increase business efficiencies. The adoption of Internet solutions for these purposes can be capital intensive and generally requires the acceptance of a new way of conducting business and exchanging information. If critical issues concerning the ability of Internet solutions to improve business positioning and processes are not resolved or if the necessary infrastructure is not developed, the combined company's business and prospects will be negatively affected.

    Even if these issues are resolved, businesses may not elect to outsource the design, development and maintenance of their Web sites to Internet professional services firms. If independent providers of Internet professional services prove to be unreliable, ineffective or too expensive, or if software companies develop tools that are sufficiently user-friendly and cost-effective, enterprises may choose to design, develop or maintain all or part of their Intranets, Extranets or Web sites themselves. If the market for such services does not continue to develop or develops more slowly than expected, or if the combined company's services do not achieve market acceptance, its business will be negatively affected.

THE INFRINGEMENT OR MISUSE OF INTELLECTUAL PROPERTY RIGHTS COULD HARM OUR
  BUSINESS

    Whittman-Hart regards its intellectual property rights, such as copyrights, trademarks, trade secrets, practices and tools, as important to the success of the combined company. To protect its intellectual property rights, Whittman-Hart relies on a combination of trademark and copyright law, trade secret protection and confidentiality agreements and other contractual arrangements with their employees, affiliates, clients, strategic partners, acquisition targets and others. Effective trademark, copyright and trade secret protection may not be available in every country in which the combined company intends to offer its services. The steps taken by Whittman-Hart to protect its intellectual property rights may not be adequate, third parties may infringe or misappropriate the combined company's intellectual property rights or the combined company may not be able to detect unauthorized use and take appropriate steps to enforce its rights. In addition, other parties may assert infringement claims against the combined company. Such claims, regardless of merit, could result in the expenditure of significant financial and managerial resources. Further, an increasing number of patents are being issued to third parties regarding Internet business processes. Future patents may limit the combined company's ability to use processes covered by such patents or expose the combined company to claims of patent infringement or otherwise require the combined company to seek to obtain related licenses. Such licenses may not be available on acceptable terms. The failure to obtain such licenses on acceptable terms could have a negative effect on the combined company's business.

IF WE DO NOT PERFORM TO OUR CLIENTS' EXPECTATIONS, WE FACE POTENTIAL LIABILITY

    Many of our consulting engagements involve the development, implementation and maintenance of applications that are critical to the operations of our clients' businesses. The combined company's failure or inability to meet a client's expectations in the performance of its services could injure the combined company's business reputation or result in a claim for substantial damages against the combined company, regardless of its responsibility for such failure. In addition, we possess technologies and content that may include confidential or proprietary client information. Although we have implemented policies to prevent such client information from being disclosed to unauthorized parties or used inappropriately, any such unauthorized disclosure or use could result in a claim for substantial damages. We have attempted to contractually limit our damages arising from negligent acts, errors, mistakes or omissions in rendering professional services. However, these contractual protections may not be enforceable or may not otherwise protect the combined company from liability for damages. Although we maintain general liability insurance coverage, including coverage for errors and omissions, such coverage may not continue to be available on reasonable terms or may not be available in amounts sufficient to cover one or more large claims, or the insurer may disclaim coverage as to any future claim. The successful assertion of one or more large claims against the combined company that are not covered by insurance or result in changes to any of our insurance policies, including premium increases or deductible or co-insurance requirements, could negatively affect the combined company's business and financial condition.

ONE STOCKHOLDER WILL HAVE SIGNIFICANT INFLUENCE OVER THE COMBINED COMPANY

    Robert Bernard, who will be the Chief Executive Officer and President of the combined company, will beneficially own approximately 9% of the combined company's common stock immediately following the merger. As a result, Mr. Bernard will be able to exercise significant influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of the combined company.

THE ORGANIZATIONAL DOCUMENTS OF THE COMBINED COMPANY AND CURRENT DELAWARE LAW
  MAY DETER POTENTIALLY BENEFICIAL TAKEOVER ATTEMPTS

    The combined company's certificate of incorporation and by-laws and the Delaware General Corporation Law include provisions that may be deemed to have anti-takeover effects and may delay, deter or prevent a takeover attempt that stockholders might consider in their best interests. These include by-law provisions under which only the Chairman of the Board or the President may call meetings of stockholders and certain advance notice procedures for nominating candidates for election to the board of directors. The combined company's directors will be divided into three classes and elected to serve staggered three-year terms. The combined company's board of directors will be empowered to issue up to 3,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of such shares, without any further stockholder action. The existence of this "blank-check" preferred stock could render more difficult or discourage an attempt to obtain control of the combined company by means of a tender offer, merger, proxy contest or otherwise. In addition, this "blank-check" preferred stock, and any issuance thereof, may significantly decrease the market price of the common stock.

              UNCERTAINTIES RELATING TO FORWARD-LOOKING STATEMENTS

    This prospectus contains or incorporates by reference "forward-looking statements" within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 about Whittman-Hart's business and the expected impact of the merger. These statements include, among others:

    - statements concerning the benefits that Whittman-Hart expects will result from its business activities;

    - statements concerning the potential advantages and strategic opportunities that Whittman-Hart expects will result from the merger; and

    - other statements of Whittman-Hart's expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

    These statements may be made expressly in this document, or may be incorporated by reference to other documents Whittman-Hart has filed with the SEC. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," or similar expressions used in this prospectus or incorporated by reference in this prospectus.

    These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause actual results to be materially and adversely different from any future results expressed or implied in those statements. Some of the key factors that could cause such different results are included in those risks, uncertainties and risk factors identified, among other places, under "Risk Factors" beginning on page 1 of this prospectus and under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated by reference.

    We caution you not to place undue reliance on the statements, which speak only as of the date of this prospectus or, in the case of documents incorporated by reference, the date of the document.

    The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that we, or any person acting on our behalf, may issue. We undertake no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                 WHITTMAN-HART

    Whittman-Hart provides enterprise-wide e-business solutions to help clients improve performance and create competitive advantage. Our solutions give companies the insight and technology they need to evolve in increasingly competitive markets. We employ an integrated approach focused on delivering four client outcomes we call Envision, Engage, Empower, Extend-TM-.

    DIGITAL STRATEGY SOLUTIONS: We help clients envision integrated Internet solutions that transform business plans and strategies into processes, systems and applications. We educate clients' executive management teams and assist them in developing a shared vision of the e-business model. Our digital strategy solutions also include detailed assessment of the client's market position, existing systems, available resources and strategic requirements and translating these requirements into Internet and business architectures.

    CUSTOMER FACING SOLUTIONS. These solutions help our e-business clients create online experiences that attract, engage and retain customers. Our e-business marketing solutions are designed to open market channels and generate communications that build mind share, market share and brand impact. Our customer relationship management solutions address marketing, sales and customer service and include channel management, profiling and personalization, business-to-business and business-to-consumer e-commerce, back-office integration, and electronic customer service.

    KNOWLEDGE STRATEGY SOLUTIONS: Whittman-Hart's knowledge strategy solutions empower our clients and their employees with the skills, processes and systems required to turn passive data into positive decisions. Knowledge strategy solutions include web-enabled business intelligence and knowledge management systems, employee development processes and self-service human resources systems.

    SUPPLY CHAIN SOLUTIONS: Our supply chain solutions are designed to help clients extend their enterprises to generate value at each stage of the suppliers-to-consumer process. Supply chain solutions include sourcing, procurement cycle, e-warehousing, collaborative design, customer order fulfillment, outsourcing facilitation, customer self-service, transportation management and collaborative planning, forecasting and replenishment.

    Our marketing efforts target growing and middle-market companies from startup to $1 billion in annual revenues, as well as divisions and departments of the Fortune 500. We serve clients in a broad range of industries including communications, consumer products, distribution, financial services, insurance, manufacturing, pharmaceuticals, professional services, retail and technology. Our business model focuses on providing local and Internet-hosted services to our clients and developing close and long-lasting relationships with them, and many of our clients have worked with us for several years spanning a variety of projects and services. We believe that our ability to provide innovative solutions is enhanced by our strategic relationships with leading vendors such as Broadvision, Exodus, IBM, Microsoft, Novell and Oracle.

    Headquartered in Chicago, we have approximately 3,900 employees in 23 branch offices throughout the United States and the United Kingdom. Our Web site can be found at www.whittmanhart.com.

                              THE USWEB/CKS MERGER

    On December 12, 1999, we entered into a merger agreement with USWeb/CKS. Under the agreement, a subsidiary of ours will merge with and into USWeb/CKS, with USWeb/CKS continuing as the surviving corporation.

    If we complete the merger, USWeb/CKS stockholders will receive 0.865 of a share of our common stock, or the exchange ratio, for each share of USWeb/CKS common stock they own. All outstanding options and warrants to purchase USWeb/CKS common stock will be assumed by us and converted into options or warrants to purchase our common stock based on the exchange ratio. Based upon an estimate of approximately 94,199,000 shares of USWeb/CKS common stock issued and outstanding as of January 25, 2000, approximately 81,482,000 shares of our common stock will be issued to holders of USWeb/CKS common stock in the merger. The existing holders of USWeb/CKS common stock will hold approximately 57% of the combined company's common stock issued and outstanding after the merger. The existing holders of our common stock will hold approximately 43% of the combined company's common stock issued and outstanding after the merger.

    The merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger. Assuming all conditions to the merger are met or waived, we anticipate that the effective time of the merger will be in late February or early March 2000.

    Following the merger, the board of directors of the combined company will consist of nine directors: Robert Bernard, Chairman and Chief Executive Officer of Whittman-Hart; Robert Shaw, Chief Executive Officer of USWeb/CKS; four additional directors named by Whittman-Hart, all of whom are currently directors of Whittman-Hart: Paul D. Carbery, a general partner of Frontenac Company, W. Barry Moore, Vice Chairman of Kurt Salmon Associates, David P. Storch, Chief Executive Officer of AAR Corp., and Edward V. Szofer, President of Whittman-Hart; and three additional directors to be named by USWeb/ CKS.
Mr. Bernard will be Chief Executive Officer and President of the combined company and Mr. Shaw will be the Chairman of the board of directors of the combined company. Robert Clarkson, Chief Operating Officer of USWeb/CKS, and Bert Young, Chief Financial Officer of Whittman-Hart, will continue in the same positions with the combined company.

    We cannot complete the merger unless the stockholders of USWeb/CKS approve the merger proposal, our stockholders approve the issuance of shares in the merger and the increase in the number of our shares

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
authorized and a number of other conditions are satisfied or waived. See "Risk Factors--Risks Relating to the Merger--If the merger is not completed, our stock price could decline."

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale of our common stock by the selling stockholder. If the selling stockholder exercises all or a portion of a warrant which we granted to the selling stockholder in connection with the entering into of an alliance with the selling stockholder, we will receive proceeds from the sale of up to 400,000 shares of common stock to the selling stockholder. If the selling stockholder exercises the warrant in full, we will receive $14,350,000, which we will use for working capital and other general corporate purposes.

                            THE SELLING STOCKHOLDER

    The following table is based upon data furnished to us by the selling stockholder and sets forth certain information regarding the selling stockholder, including:

    - the name of the selling stockholder;

    - the beneficial ownership and percentage ownership of common stock of the selling stockholder as of January 21, 2000; and

    - the maximum number of shares of common stock offered by the selling stockholder.

    The number of shares that may be actually sold by the selling stockholder will be determined by the selling stockholder. Because the selling stockholder may sell all, some or none of the shares of common stock that it owns, we cannot estimate the number of shares of common stock that will be owned by the selling stockholder upon termination of the offering.

    Under Rule 416 of the Securities Act, the selling stockholder may also offer and sell additional shares of common stock issued to it as a result of stock splits, stock dividends and anti-dilution provisions.

                                                NUMBER OF SHARES      PERCENTAGE OF SHARES     NUMBER OF
                                               BENEFICIALLY OWNED      BENEFICIALLY OWNED     SHARES BEING
SELLING STOCKHOLDER                           PRIOR TO THE OFFERING   PRIOR TO THE OFFERING     OFFERED
-------------------                           ---------------------   ---------------------   ------------
Novell, Inc.................................       3,694,893*                  5.9%*           3,694,893*

------------------------

* Includes 400,000 shares of common stock which the selling stockholder may acquire upon exercise of a warrant which we granted to the selling stockholder in connection with the entering into of an alliance with the selling stockholder.

RELATIONSHIP WITH WHITTMAN-HART.

    We entered into a global alliance agreement with the selling stockholder to develop a Novell Directory Services-Registered Trademark- consulting organization that offers a comprehensive set of NDS-Registered Trademark--based products, services and solutions and to develop, market and implement an NDS-Registered Trademark- solutions practice. We also entered into a consulting services agreement with the selling stockholder under which we will provide consulting, educational, marketing and other services to the selling stockholder.

    In connection with our alliance with the selling stockholder, we issued to the selling stockholder 3,294,893 shares of common stock for a total purchase price of $100,000,000 and a warrant to purchase 400,000 shares of common stock at an exercise price of $35.875 per share which is exercisable only if we fail to achieve certain milestones related to the alliance.

    We granted to the selling stockholder registration rights to register the shares of common stock that the selling stockholder purchased and the shares of common stock that the selling stockholder may receive under the warrant. The shares of common stock to be sold under this prospectus are the shares of common stock for which the selling stockholder has registration rights.

                              PLAN OF DISTRIBUTION

    Sales of the shares being sold by the selling stockholder are for the selling stockholder's own account. We will not receive any proceeds from the sale of the shares offered hereby.

    The selling stockholder has advised us that:

    - the shares may be sold by the selling stockholder or its pledgees, donees, transferees or successors in interest, on the Nasdaq National Market, in sales occurring in the public market of that market quotation system, in privately negotiated transactions, through the writing of options on shares, short sales or in a combination of these transactions;

    - each sale may be made either at market prices prevailing at the time of the sale or at negotiated prices;

    - some or all of the shares may be sold through brokers, dealers, underwriters or agents acting on behalf of the selling stockholder or to dealers for resale by the dealers; and

    - in connection with these sales, brokers, dealers, underwriters or agents may receive compensation in the form of discounts and commissions from the selling stockholder and may receive commissions from the purchasers of shares for whom they act as broker or agent, which discounts and commissions may be less than or exceed those customary in the types of transactions involved. Any broker, dealer or agent participating in any sale may be deemed to be an "underwriter" within the meaning of the Securities Act and will be required to deliver a copy of this prospectus to any person who purchases any common stock from or through the broker, dealer, agent or underwriter.

    - the selling stockholder has not made any arrangements with any broker, dealer, agent or underwriter for the sale of its common stock.

    In offering the common stock covered by this prospectus, the selling stockholder and any broker-dealers who execute sales for the selling stockholder may be deemed to be "underwriters" within the meaning of the Securities Act in connection with the sales, and any profits realized by the selling stockholder and the compensation of the broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any common stock covered by this prospectus which qualifies for sale pursuant to Rule 144 may be sold under Rule 144 rather than under this prospectus.

    In some states, to comply with state securities laws, the selling stockholder may sell the shares of common stock only (1) through registered or licensed brokers or dealers or (2) if the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

    Under applicable rules and regulations under Regulation M under the Securities Exchange Act, any person engaged in the distribution of our common stock may not simultaneously engage in market making activities, subject to exceptions, with respect to our common stock for a specified period set forth in Regulation M prior to the commencement of the distribution and until its completion. In addition, the selling stockholder will be subject to the applicable provisions of the Securities Act and the Securities Exchange Act and the rules and regulations under those acts, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholder. These restrictions may affect the marketability of our common stock.

    If necessary, with respect to a particular offer, we will set forth in an accompanying prospectus supplement, a post-effective amendment to the registration statement of which this prospectus is a part, the specific shares of our common stock to be sold, the purchase price and public offering price, the name of any agent, dealer or underwriter and any applicable commissions or discounts.

    We entered into an agreement with the selling stockholder in connection with the private placement of shares of our common stock which required us to register the selling stockholder's shares of our common stock under applicable federal and state securities laws. The registration rights agreement provides for cross-indemnification of the selling stockholder and us and our respective directors, officers and controlling persons against certain liabilities in connection with the offer and sale of the shares of our common stock, including liabilities under the Securities Act, and require the selling stockholder and us to contribute to payments the parties may be required to make in connection with any of these liabilities.

    We will pay substantially all of the expenses incurred by the selling stockholder, other than underwriting discounts or commissions, and us incident to the offering and sale of the shares of common stock under this prospectus.

                             ABOUT THIS PROSPECTUS

    This prospectus is a part of a registration statement that we have filed with the SEC using a "shelf registration" process. You should read this prospectus and any supplement together with the additional information described under "Where You Can Find More Information."

    You should rely only on the information provided or incorporated by reference in this prospectus or any supplement. We have not authorized anyone else to provide you with additional or different information. Our common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of the prospectus or supplement.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at:

    - the public reference room of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549; or

    - the public reference facilities of the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

    Some of these locations may charge a prescribed or modest fee for copies. You may obtain information on the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. In addition, you may access any document we file with the SEC on its web site at http://www.sec.gov.

    The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to another document we file separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC later will automatically update and supersede this information. The following documents filed by us and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, until the selling stockholder sells all of the common stock offered hereby, are incorporated by reference in this prospectus:

    - Our Annual Report on Form 10-K for the year ended December 31, 1998;

    - Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

    - Our Current Reports on Form 8-K filed on May 10, 1999, October 15, 1999, December 15, 1999, January 26, 2000 and January 28, 2000; and

    - Our Registration Statement on Form S-4 (No. 333-94565).

    You may request a copy of these filings, at no cost, by writing or telephoning us at Whittman-Hart, Inc., 311 South Wacker Drive, Suite 3500, Chicago, Illinois 60606; telephone number (312) 922-9200; Attention: Investor Relations.

                                 LEGAL MATTERS

    Katten Muchin Zavis, Chicago, Illinois will pass upon the validity of the shares of common stock offered under this prospectus for us.

                                    EXPERTS

    The consolidated financial statements and consolidated financial statement schedule of valuation and qualifying accounts of Whittman-Hart as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, and upon the authority of that firm as experts in accounting and auditing.

    The audited historical financial statements of USWeb Corporation included in the Current Report on Form 8-K dated January 28, 2000 have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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